Exhibit A

MOTIVE Employee Email

TO:	MOTIVE Employees
FR:	MOTIVE CEO
RE:	Company News

Today I’m pleased to announce that we have signed an agreement for Motive to be acquired by Alcatel-Lucent. The acquisition is the natural evolution of our successful three-year relationship around HDM and is an exciting next step in the history of the company.

The proposed combination of Motive and Alcatel-Lucent adds momentum to the important work you have been doing to build our market leadership on a worldwide basis. From inception, your performance has established Motive as a market leader in management solutions for broadband, and more recently, mobile service providers and everyone should be extremely proud of all that Motive has achieved. Today we are accelerating Motive’s growth with an agreement that includes exciting possibilities for all of you.

You have heard me say that any business transaction must serve the needs of our investors, our customers and our employees alike. I believe the proposed acquisition is a win for all parties. First and foremost, becoming part of Alcatel-Lucent will give Motive the much needed scale I have discussed since I joined the company two and a half years ago. In addition, the access to capital, technology and people will open the door to new opportunities in the market and new opportunities for employee careers.

Please plan to attend an all hands meeting at 11:00 am CT today, where I will be joined by an executive from Alcatel-Lucent to share more information about today’s events and our plans for the coming months.

Alfred

Attachments:

1. Press Release

2. General Q&A

3. Motive Employee Q&A

4. Welcome Letter from Alcatel-Lucent

Safe Harbor for Forward Looking Statements

This letter contains forward looking information based on the current expectations of Alcatel-Lucent and Motive. Because forward looking statements involve risks and uncertainties, actual results could differ materially. All statements other than statements of historical fact are statements that could be deemed forward looking statements, including the expected benefits and costs of the transaction, management plans relating to the transaction, the anticipated timing of filings and approvals relating to the transaction, the ability of Motive to satisfy all conditions to closing of the transaction, the expected timing of the completion of the transaction, the ability to complete the transaction, any statements of the plans, strategies and objectives of future operations, and any statements of assumptions underlying any of the foregoing. Risks, uncertainties and assumptions include the possibility that expected benefits may not materialize as expected, risks related to the timing or ultimate completion of the transaction, that, prior to the completion of the transaction, Motive’s business may not perform as expected due to uncertainty; that the parties are unable to successfully implement integration strategies, and other risks that are described from time to time in the public filings of Alcatel-Lucent and Motive with the U.S. Securities and Exchange Commission.

The forward looking statements speak only as of the date of this letter. Alcatel-Lucent and Motive expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward looking statements included in this letter to reflect any changes in expectations with regard thereto or any changes in events, conditions, or circumstances on which any such statement is based.

Important Additional Information

This letter is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any securities. The tender offer described herein has not yet been commenced. The solicitation and the offer to buy shares of Motive common stock will only be pursuant to an offer to purchase, letter of transmittal and related materials that Alcatel-Lucent, or a subsidiary thereof, intends to file with the U.S. Securities and Exchange Commission. Motive intends to file with the U.S. Securities and Exchange Commission and mail to its stockholders a Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 in connection with the tender offer. When they are available, shareholders of Motive should read these materials carefully because they contain important information, including the terms and conditions of the tender offer. When they are available, shareholders will be able to obtain the offer to purchase, the letter of transmittal and related documents without charge from the U.S. Securities and Exchange Commission’s Website at www.sec.gov or from Motive’s Investor Relations department or the Investor Relations section of Motive’s website at http://ir.motive.com. Shareholders are urged to read carefully those materials when they become available prior to making any decisions with respect to the tender offer.